Exhibit 99.3

2Q15 Earnings Call - August 4, 2015

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	John M. Hurley
Vice President-Corporate Relations, The GEO Group, Inc.	Senior VP, President-GEO Corrections & Detention, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman & Chief Executive Officer, The GEO Group, Inc.	Senior Vice President and President, GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice
President, The GEO Group, Inc.

OTHER PARTICIPANTS

Michael Kodesch	Kevin D. McVeigh
Analyst, Canaccord Genuity, Inc.	Analyst, Macquarie Capital (USA), Inc.

Tobey Sommer
Analyst, SunTrust Robinson Humphrey, Inc.

Management Discussion Section

Operator

Good morning, and welcome to The GEO

Group Second Quarter 2015 Earnings Call. All participants will be in listen-only mode.

[Operator Instructions] After today’s presentation, there will be an opportunity to ask questions.

[Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference

over to Pablo Paez, Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2015 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Care.

This morning, we will discuss our second quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws.

Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thanks, Pablo, and good morning to everyone. Thank you for joining us on this call. As we disclosed in our earnings announcement this morning, we reported $0.78 per share in adjusted funds from operation for the second quarter of 2015.

Our second quarter results reflect the impact of approximately $0.04 per share in start-up costs associated with the activation of 4,300 beds at three company-owned facilities as well as approximately $0.01 per share in M&A-related expenses.

As we look into the third quarter, we have several reasons to be optimistic. First, the 1,940-bed company-owned Great Plains Correctional Facility in Oklahoma intake began in June under a new 10-year contract with the U.S. Bureau of Prisons and is expected to be completed by October 1, at which time a fixed monthly payment will begin for the duration of the 10-year contract.

You may recall that this contract was one under CAR 15 along with our Moshannon Valley Facility rebid, which was also awarded a 10-year contract as the only Northeast U.S. CAR facility for the BOP.

Also, in the second quarter, we activated a $45 million, 640-bed expansion of the Adelanto ICE Detention Facility in California. This is the second expansion of the Adelanto facility since the first 650-bed contract in 2011 with the City of Adelanto and U.S. Immigration & Customs Enforcement. The 640-bed expansion increases the capacity to 1,940 beds and includes a new fixed monthly payment by September 15, following a 75-day in take schedule.

Also during the second quarter, we activated our 1,740-bed company-owned North Lake Correctional Facility in Baldwin, Michigan. We recently relocated to North Lake approximately 300 Vermont inmates from a prior vendor’s facilities and are awaiting further intake from the State of Vermont under a five-year agreement for up to 675 inmates.

Under our contract with the State of Vermont, GEO will also provide industry-leading evidence-based offender rehabilitation programs under the GEO Continuum of Care. We believe that this key differentiating factor led to our successful bid with Vermont as well as the State of Washington for the out-of-state housing of up to 1,000 inmates, as we announced in May.

Additionally, on December 1, we expect to complete a $36 million, 626-bed expansion to the Karnes, Texas Residential Center, which is company-owned. The new facility capacity will be 1,158-beds and will result in a new fixed monthly payment estimated to take place on December 1 of this year.

In Australia, we are continuing to develop the $615 million Ravenhall Correctional Facility for the State of Victoria. GEO’s consortium is the developer of the facility, which will include an $88 million investment by GEO.

The 1,300-bed facility is on schedule for completion in the fourth quarter of 2017. Subsequently, we will begin operating the facility under a 25-year contract, providing secure residential care and state-of-the-art offender rehabilitation services in custody and post-release. Once operational, the Ravenhall facility is expected to generate approximately $75 million a year in revenues per year, including payments for improved offender rehabilitation.

The Ravenhall Prison will be the premier GEO Continuum of Care offender rehabilitation facility in the world. As the world’s largest provider of detention and correctional services in prison as well as in the community, we are pleased to have been successful in combining investments in governmental infrastructure with best-in-class social services.

At this time, I would like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release today, we reported adjusted funds from operations for the second quarter of $0.78 per share. Our adjusted EPS for the second quarter 2015 was $0.43, which reflects an adjustment for $3.6 million net of tax, for start-up costs and M&A-related expenses. On a GAAP basis, we reported second quarter 2015 net income attributable to GEO of $0.38 per share.

Our revenues for the second quarter 2015 increased to approximately $446 million from $413 million a year ago. Our quarterly revenues include approximately $20 million in construction revenue associated with our contract for the development and operation of the Ravenhall Prison project in Australia.

For the second quarter 2015, we reported net operating income of approximately $119 million. Compared to second quarter 2014, our second quarter 2015 results reflect the reactivation of the 300-bed company-owned McFarland Community Reentry Facility in California during August 2014; the opening of the 400-bed company-owned Alexandria Transfer Center in Louisiana in November 2014; the reactivation of the 400-bed MesaVerde Detention Facility in California in March of 2015; approximately $20 million in construction revenue as I just discussed; $0.04 per share in start-up costs related to the activation of three company-owned facilities totaling approximately 4,300 beds during the second quarter 2015; and $0.01 per share in M&A-related expenses.

Moving to our outlook for the balance of the year, we have updated our guidance to reflect several factors. First, the reactivation of our North Lake facility in Michigan and the announced signing of our out-of-state contracts with Vermont and Washington will result in a gradual ramp-up at the facility. We expect the population at the facility to increase from its current census of approximately 300 offenders to approximately 500 offenders by the fourth quarter with a gradual ramp-up expected in 2016.

As a result of this gradual ramp-up, we have now accounted for ongoing quarterly start-up costs which were not included in our previous guidance, representing approximately $0.02 per share in both the third and fourth quarters of this year, as we expect to bring additional staff on board to accommodate increases in the population.

When we provided guidance last quarter, we had not yet been awarded either contract for the North Lake facility, and therefore only accounted for our start-up assumptions in the second quarter. With the contracts now signed, we have a better sense of the pace of ramp-up at the facility.

Second, we have taken meaningful steps to improve the occupancy of the recently acquired facilities from LCS. We have already seen improvement at three of the five large facilities, which have experienced an increase in census of almost 30%. We are aggressively marketing the remaining beds at the two other large LCS facilities and expect additional improvements in the overall occupancy throughout the year.

Our total revenue for the year is expected to be approximately $1.86 billion, including approximately $125 million in construction revenue related to the Ravenhall, Australia project. Our 2015 AFFO per share is expected to be in a range of $3.30 to $3.34. We expect 2015 adjusted EPS to be between $1.90 and $1.94 per share, which reflects $0.11 per share in M&A-related expenses and start-up costs.

For the third quarter 2015, we expect total revenues to be in a range of $473 million to $478 million, including $24 million in construction revenue related to the Ravenhall project. Third quarter AFFO is expected to be in arrange of $0.89 to $0.91 per share. Adjusted EPS for the third quarter is expected to be between $0.52 and $0.54 per share, which reflects the $0.02 in start-up costs.

For the fourth quarter 2015, we expect total revenues to be in a range of $509 million to $514 million, including $59 million in construction revenue related to the Ravenhall project. Fourth quarter AFFO is expected to be in a range of $0.91 to $0.93 per share and adjusted EPS for the fourth quarter is expected to be between $0.54 and $0.56 per share, which reflects $0.02 in start-up costs.

With respect to our liquidity position, we continue to have ample borrowing capacity of approximately $200 million under our revolving credit facility and an accordion feature of $350 million and approximately $47 million in cash on hand.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $55 million in 2015 and we have approximately $20 million in scheduled annual principal payments of debt.

With respect to our dividend payment, as we announced today, our board has declared a quarterly cash dividend of $0.62 per share, which currently represents a payout of less than 75% of our guided quarterly run rate of AFFO for the second half of 2015. As we expressed to you in the past, our board remains committed to returning value to our shareholders by targeting a 75% to 80% dividend payout, and we will review our dividend payment on an annual basis during our November board meeting.

Finally, for those investors new to GEO, I’d like to briefly touch upon our company’s attractive investment characteristics, which are underpinned by our real estate portfolio of company-owned facilities which have a physical useful life of as long as 75 years. We currently own or lease approximately 70% of our facilities worldwide, and we have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment-grade government customers and have historically enjoyed occupancy rates in the mid-to high-90s and customer retention rates in excess of 90%.

With that, I will turn the call to John Hurley for a review of our market opportunities. John?

John M. Hurley

Senior VP, President-GEO Corrections & Detention, The GEO Group, Inc.

Thank you, Brian, and good morning to everyone. I would like to address recent project activations, major contract rebids and select publicly-known business development opportunities.

GEO is the largest detention operator for the U.S. federal government agencies, including the U.S. Bureau of Prisons, the U.S. Immigration & Customs Enforcement, more commonly referred to as ICE, and the United States Marshals Service. Our business relationship with the three federal agencies now spans three decades.

Additionally, we provide correctional facilities for 11 states, including Florida, Georgia, Louisiana, Texas, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium security or higher.

With respect to international business, GEO is the only U.S. publicly-traded company providing corrections and detention services overseas. We presently operate in the United Kingdom, Australia, and South Africa.

With respect to our recent project activations in March, we began the intake process at our 400-bed company-owned Mesa Verde Detention Facility in California under an agreement with ICE. We had previously completed a $10 million renovation of the Mesa Verde facility, which is expected to generate approximately $17 million in annualized revenues.

In early June, we activated our 1,940-bed company-owned Great Plains Correctional Facility in Oklahoma under a new 10-year contract with the Federal Bureau of Prisons, which is expected to generate approximately $35 million in annualized revenues. We expect to complete intake on October 1. The Oklahoma contract was under the CAR 15 procurement by the BOP and will house criminal aliens.

In California, we activated a $45 million expansion of our company-owned Adelanto ICE Detention Facility on July 1. GEO is a subcontractor to the city of Adelanto, which has an intergovernmental agreement with ICE to provide secure housing for primarily criminal aliens. This important expansion has increased the facility’s capacity from 1,300 to 1,940 beds, and is expected to generate approximately $21 million in additional annual revenues.

In late June, we began the intake of Vermont inmates at our 1,740-bed company-owned North Lake Correctional Facility under a five-year contract with the Vermont Department of Corrections for the out-of-state housing of up to 675 offenders. Additionally, we have entered into a five-year agreement with the Washington Department of Corrections for the out-of-state housing of up to 1,000 inmates at our North Lake Facility.

On a combined basis, these two contracts would be expected to generate approximately $37 million in annualized revenues at full occupancy.

In California, we also recently executed new contract amendments at our three modified community correctional facilities to incorporate the provision of additional rehabilitation programs, which represents a further expansion of our GEO Continuum of Care platform.

Finally, in Texas we are on schedule to complete the development of a $36 million expansion to our company-owned Karnes ICE Residential Center by December 1. The Karnes expansion will add 626 beds, bringing the center’s capacity to 1,158 beds, and generating an additional $20 million in annual revenues under a fixed monthly payment.

GEO is subcontractor to Karnes County, which has an intergovernmental agreement with ICE to provide secured family residential housing. As you may be aware, there’s an ongoing case in federal court related to the government’s family detention policies, in particular the length of stay at family residential centers. While we cannot speculate on pending legal proceedings, we believe that the Department of Homeland Security and ICE have an interest in the continued use of the family residential centers, which comply with ICE’s family residential standards, including our Karnes center.

Additionally, on June 24, Department of Homeland Security implemented policy changes specifically aimed at reducing the length of stay at family residential centers. Our Karnes residential center serves an important role in helping meet the government’s policies and complies with the highest standards in our industry. We look forward to our continued partnership with ICE, which dates back to 1980.

Moving now to major contract rebids. First, with respect to ICE, we’ve recently signed a new seven-year contract for the continued management of the company-owned 700-bed Broward Transition Center in Broward County, Florida. This new contract was awarded through a competitive procurement process and provides for fixed monthly payments, generating approximately $24 million in annualized revenues.

Our company-owned 1,575-bed Northwest ICE Detention Center in Tacoma, Washington has also been in a competitive procurement process. We have been negotiating a final new 10-year contract with ICE, which is expected to generate approximately $53 million in annualized revenues.

All these important projects are supported by a continued budget funding price. Under the House budget bill for the Department of Homeland Security for the fiscal year starting on October 1, ICE would be fully funded for more than 34,000 detention beds.

With respect to the Bureau of Prisons, as we have previously discussed, GEO won both awards under the CAR 15 procurement, which included a rebid of our company-owned 1,800-bed Moshannon Valley Facility in Pennsylvania and our company-owned 1,940-bed Great Plains Correctional Facility in Hinton, Oklahoma. Both of these facilities have a new 10-year contract with the U.S. Bureau of Prisons.

More recently, the Bureau of Prisons has issued Criminal Alien Requirement 16, or better known as CAR 16. The CAR 16 procurement involves the rebid of several contract facilities, totaling more than 10,000 beds with contracts that expire during 2017.

A restriction under CAR 16 limits any single contract not to exceed 1,800 beds, although a facility may propose and be awarded more than one contract. The CAR 16 procurement includes our company-owned 3,500-bed Big Spring Correctional Center in Big Spring, Texas. This detention complex comprised of several buildings has been providing services to the BOP since 1997 and will necessitate that GEO submit two separate 1,800-bed proposals.

CAR 16 also includes the 3,600-bed Reeves County Detention Complex, which is owned by Reeves County, Texas. Reeves County has two separate contracts with the BOP involving the 3,600 beds. GEO is a subcontractor to Reeves County and provides management services under a fee-only arrangement for the provision of approximately two dozen management positions. All other employees of the Reeves Complex are employees of Reeves County.

CAR 16 proposals were submitted in June of this year with contract awards expected in late 2016 and with new contracts that go into effect in the first half of 2017. In Texas, there was a rebid involving five facilities, two of which were GEO-managed facilities, the Lockhart Correctional Facility of 1,000 beds and Cleveland Correctional Facility of 500 beds. Unfortunately, we did not retain these managed-only facilities.

With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to redeploy this available capacity. There are a number of publicly known opportunities in the U.S and overseas, and we are currently pursuing total several thousand beds and we are also exploring a number of non-public opportunities that relate to both new project development and potential asset purchases.

At the federal level, ICE has recently issued a procurement for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the Houston ICE processing center operated by CCA. The RFP requires proposed facilities to be within 50-mile radius of the ICE Houston office, comply with the most recent ICE Detention standards and provide extensive ICE offices and support areas. Additionally, ICE is expected to issue a procurement later this year for a new 800-bed detention facility in the Chicago area.

I’d like to move to public opportunities at the state level. Several states continue to face capacity constraints and inmate population growth, and many of our state customers require additional beds as their aging and inefficient prisons need to be replaced with new, more cost-efficient facilities. As an example, in the states where we currently operate, the average age of state prisons ranges from 30 to 60 years old. In Arizona, the Department of Corrections has a pending procurement for up to 2,000 correctional beds.

Additionally, there are several states, including Oklahoma, Ohio and others, which are considering public-private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities. In Oklahoma, the state had previously issued a request for proposal for up to 2,000 beds at in-state facilities. While this particular procurement did not move forward, we believe that the State of Oklahoma continues to have a need for correctional beds and we are continuing to monitor this opportunity.

In Ohio, the legislature recently passed legislation approving the sale of the state-owned prison totaling approximately 2,700 beds. This opportunity represents a second such sale of a corrections asset for the State of Ohio.

With respect to our international markets, our GEO Australia subsidiary is continuing to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The Ravenhall facility will have a unified commitment to providing innovative approaches to reducing re-offending, including the establishment of the world’s first fully integrated Good Lives Model delivered through the GEO Continuum of Care.

The project is being developed under a public-private partnership structure, with GEO making an investment of $88 million, with expected returns on investment consistent with our company-owned facilities. The contract is expected to generate approximately $75 million in annualized revenues for GEO under a 25-year contract with the State of Victoria.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

Thank you, John, and good morning, everyone. As you may remember from prior calls, our GEO Care segment is comprised of four divisions.

Our GEO Reentry division manages 21 halfway houses totaling 3,000 beds and 70-day reporting centers with approximately 5,000 participants. Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and six non-residential programs with approximately 1,200 participants. Our BI division tracks more than 115,000 offenders under community supervision, including 75,000 individuals through an array of technology products, including radio frequency, GPS and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in prison and through our community-based and post-release services.

As we have discussed in the past, we are enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care, which we believe is in line with current federal criminal justice reform efforts to divert low-level offenders into rehabilitation and reentry programs. We view these efforts as positive and we believe that the emphasis on offender rehabilitation and community reentry programs as part of criminal justice reform will create significant growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO Reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers.

We activated six new day reporting centers in Louisiana and Illinois as well as two new in-custody treatment programs in North Carolina during the first half of the year. These new contracts are expected to generate approximately $4 million in annualize revenues.

With respect to our residential reentry centers, our second quarter 2015 results reflect our new company-leased 240-bed residential reentry center in Newark. This new center was activated under a contract with the State of New Jersey late last year and is expected to generate approximately $5.5 million in annualized revenues.

Additionally, we are currently competing in several new residential reentry center opportunities for state and federal agencies in California and Florida, totaling more than 300 beds, new day reporting centers in California and additional in-custody programs in North Carolina. These new opportunities totaled more than $10 million of potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base and has continued to undertake several marketing and consolidation initiatives to increase the overall utilization of our existing Youth Services facilities.

Our Ohio and Texas facilities continued to experience a strong census, consistent with the higher occupancy rates experienced last year. We are also in the process of pursuing additional referrals to our Pennsylvania facilities from the City of Philadelphia and are looking to expand our community programs in Ohio, specifically in Cleveland, Columbus and Cincinnati.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. In May of this year, BI successfully retained its electronic monitoring contract with the State of North Carolina, which represents approximately $4 million in annual revenues.

Additionally, during the second quarter, BI completed the acquisition of SOBERLINK, a leading provider of mobile breath alcohol monitoring devices. BI is currently bidding on new business opportunities in the State of Virginia and the District of Columbia.

With respect to our contract for the Intensive Supervision Appearance Program or ISAP, ICE has been ramping up the program from approximately 23,000 participants in early 2014 to a planned 53,000 participants by the end of 2016 according to recent Congressional testimony. While the ramp-up in the program was slightly slower than expected in the first half of 2015, we have already begun to see a steadier ramp-up in the second half of the year.

Additionally, the alternative to detention program, which encompasses ISAP, is expected to receive full funding under the current Department of Homeland Security budget bills in Congress for the fiscal year that begins on October 1. These are positive developments which support the expected growth in the program into next year.

At this time, I’ll turn the call back to George for his closing remarks. George?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thank you, Ann. During the second quarter, we activated more than 4,300 beds at three company-owned facilities located in California, Oklahoma and Michigan. These facilities are expected to achieve normal occupancy by the end of the third quarter.

In the fourth quarter, we are scheduled to activate the 626-bed expansion at the Karnes Texas Residential Center under a new fixed price monthly payment. In Victoria, Australia, we are developing a $615 million 1,100-bed facility that will have the most expansive offender rehabilitation program in the world and will generate approximately $75 million in annual revenues.

GEO Care has added several new contracts with the opening of a residential center late last year and new day reporting centers and in-custody treatment programs in the first half of this year. GEO Care is also well-positioned to provide rehabilitation services as a result of criminal justice reform efforts at the federal level. This new organic growth activity is the most significant that we have experienced in some time and is indicative of our company’s ability to provide tailored, real estate, management and programmatic solutions to our diversified customer base.

Additionally, we continue to make significant steps to improve the utilization of the 6,500 beds acquired in the LCS acquisition in our overall real estate portfolio.

GEO’s continued growth of this year has positioned the company well for the annual third quarter dividend review by the board of directors in November. We believe that our diversified growth and investment strategies have positioned GEO as the world’s leading provider of corrections, detention and offender rehabilitation services. We expect that all of these efforts will continue to drive growth for our company and we remain focused on effectively allocating capital to enhance value for our shareholders.

We also remain enthusiastic about the opportunity to expand our delivery of offender rehabilitation services. As we announced at the beginning of this year, we have made an additional annual investment of $5 million to expand our GEO Continuum of Care platform.

As a REIT, GEO remains focused on providing essential real estate solutions to government agencies in the fields of detention, corrections and post-release facility. But additionally, as a service provider, our commitment is to be the world’s leader in the delivery of offender rehabilitation and community reentry programs, which is in line with criminal justice reform efforts which emphasize rehabilitation and community reentry programs for offenders. We view these efforts as positive and believe that our diversified platform of correctional and rehabilitation services positions GEO to capture future growth opportunities.

This concludes our presentation, and we would now like to open the call to your questions. [Operator Instructions]

Question And Answer Section

Operator

Our first comes from Michael Kodesch at Canaccord Genuity.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Good morning, guys. Thanks for taking my questions. Just first off on guidance. So this is the second consecutive quarter where guidance is lowered. And in you prepared remarks, we heard it was largely related to the fact that the Vermont and Washington contracts weren’t really signed yet.

Maybe just could you help us understand why a faster ramp-up of this facility would be anticipated and included in the 1Q guidance update? You previously disclosed an idea of what the procurements would look like on a bed basis. So I guess maybe just provide a little color on what you’re expecting in 1Q that didn’t come to fruition during 2Q and subsequent to quarter end?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, in the second quarter, we didn’t have any activity from North Lake – or at North Lake. So our second quarter guidance only reflected the addition of staff in the second quarter in June approximately.

In our third quarter, we hadn’t provided any inclusion of revenue for North Lake in the third or fourth quarter. In other words, it was still considered to be an idle facility, maybe some modest additional staff. But with the award of the contracts, we’ve actually added more staff. And then, there’s only been 300 inmates added thus far.

So, typically, a facility startup for us would have start-up costs in the court of proceeding the receipt of inmates and normally a normal ramp-up is 75 to 90 days, whereas this facility is taking a longer period to ramp-up. So, while it’s in that slower ramp-up phase, there’s negative cash flows or neutral cash flows, if you will. So there’s actually a longer start-up period associated with this contract. And that’s what the guidance revision reflects.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. Great. Thanks. So I guess maybe with regard to the slower ramp-up, is that more just due to slower prisoner populations or perhaps related to maybe like to get employees or its staff fast enough to justify more prison transfers? Is there anything like that?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

I think it’s slower decision-making by the agencies to send the prisoners than when we previously expected.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. Great. And I guess, moving on, just – so margins were down a good amount on the non-residential business. And apologies if I missed this in your prepared remarks, but can you maybe just comment on what’s happening there and what might be driving that? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Non-residential in total or do you speak of a specific...

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Yes.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

...segment.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Well, in total, but if there’s color on the segment that would be great as well.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think the main driver of that is going to be the start-up costs. There’s no revenue to offset the start-up costs. You also have a full quarter of the LCS facilities in place, which recall are at a lower occupancy level. And while that’s improving, they’re below our average typical margins for owned facilities.

So, as that factored into our full quarter, that’s had an impact from a negative perspective on margins. And then – but the main driver is going to be the start-up cost, no revenue and about $0.5 million – or $5 million, I’m sorry – in pre-tax start-up expenses.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. But was there anything with specific regard to the non-residential side of the business or is that more of just – I think those margins were down a little bit more in the quarter than maybe the past five or six quarters were trending towards?

Ann M.

Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

That would have been a result of the six non-residential day reporting centers that Brian was referencing as part of our start-up.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Got you. Okay. Okay. Thank you. And then, I guess maybe just finally, there’s some news that came out about the Texas ICE populations in jails. Those populations were kind of plummeting and then several of those jails are going to go under as a result. Can you maybe just talk a little bit more about what you’re seeing with your facilities and maybe just commenting on that situation in general?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

I didn’t see the specific article, so I can’t comment to that directly. But I think it’s fair to say that, in general, ICE has been proceeding on the basis of a consolidation of facilities into larger facilities that meets the new detention standards and some of these small rural jails that were previously used are going to have difficulty in meeting those standards.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

All right. Great. Thanks. That’s all for me.

Operator

Our next question is from Tobey Sommer at SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. I’m curious, are you seeing any of your state customers consider or implement any kind of innovative actions to reducing the populations to more of those that California has utilized to lower its own in-state population?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Well, California did something called realignment in pushing down low-level security prisoners to the counties. And no, we’ve not seen any of our state customers authorize such a radical policy change.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Sure. But what about some of the other actions they’re taking aside for the realignment, which for me it’s probably the most dramatic of the action?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

So, remember, California was in a very unusual situation that pushed them to that kind of dramatic reform. They were so overcrowded that they really couldn’t build themselves out of the situation in a timely manner. All other states have, this year as well as all prior years, discussed correctional reforms as they will in future years. I think that’s just part of their responsibilities to continually discuss how they can run their correctional systems better and more effectively.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Do you expect a pick-up in asset sales now that Ohio is back at it or is this still going to be an episodic theme rather than kind of an increasing news flow near- or medium-term? Thanks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

I think it’s the latter. I still think it’s episodic. There are one-offs here and there. There isn’t any systemic trend in that area, but we would welcome it obviously. But states watch what other states are doing and hopefully this will develop into a trend eventually.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And regarding LCS, where are you in the ramp of trying to increase utilization? Could you refresh me on where it was when you acquired the assets and where it is now, and where you ultimately hope to drive occupancy? Thank you.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

When we acquired it, it was – I think we announced it at that point in time – it was right around 50% average occupancy at the facilities. That number I think we said has increased at several of the facilities, so that it’s – some of the facilities are closer to 80% to 90% now – and then a few of the facilities still need work.

So we’re moving along on our plan. I don’t think we have encountered any surprises. The customers, especially the federal customers, have improved their utilization at the facilities and we’re going to continue to work at some of the other facilities to improve the utilization as well.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

And I think we’ve said at the outset of the acquisition, that this process was going to take one year or two years. Although there’s relatively few facilities, unfortunately several of them have federal contracts and we’re the largest federal detention service provider. We have to take the facilities on a case-by-case basis as to what their turnaround plan needs to be, and in some cases, it involves federal clients; in other cases, it involves state clients. And sometimes it requires tweaking the management structure and improving physical plant. And as a whole, to turnaround one of these smaller companies is one-year to two-year process.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay, Thank you. And my last question, I’ll get back into queue, has to do with seasonality. Have you seen the seasonality of federal inmate populations kind of rebounding and did that play out as you anticipated after some slowness a couple of quarters ago? Thanks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Well, the seasonality primarily occurs with the ICE Detention beds. And yes, we’ve had a ramp-up over this last quarter, consistent with prior years. The population at the state facilities and the BOP facilities remains fairly constant.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much. [Operator Instructions]

Operator

Our next question comes from Kevin McVeigh at Macquarie.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Great. Thanks. So, Brian, is it fair to say the accretion assumptions on LCS are still in place in terms of, I think it was $0.10 a share and then at targeted utilization would be around $0.25, is it still a fair way to think about it?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I mean, I think we’re on track for this year. I think our guidance next year will provide more clarity about where we think the facilities are moving towards. But at the top of the range, that’s probably what that they could do.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. And then, just at a higher level, not to harp, but again this is the second consecutive guide down. I appreciate the incremental startups, but was there anything else that maybe didn’t come in that you would have expected that could have offset some of that weakness? Or is this just purely the incremental step-up as a result of the facility start-up cost?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as John mentioned during his discussion, it’s not what I would call material, but it certainly negatively impacts the third quarter and fourth quarter. We had the two managed-only contracts in Texas that we’re no longer operating. That’s about probably $15 million or so in revenue for the second half of the year.

And there still continues to be some erosion in FX rates against what we have previously guided. We looked to the forward estimates, but some of that – that eroded some as well. So we factored both of those and I don’t think either of them are material in any way to speak of, but combined, I guess, those had some negative impact as well.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. And then just in terms of managed-only – it seems like – is there still a primary focus there or just given the incremental benefit from the REIT, you focus on areas elsewhere, particularly given what it sounds like is some renewed activity for potential acquisitions in terms of direct acquisitions from state facilities and things like that?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

I think our primary focus is on owned or leased facilities, not on the managed-only. The managed-only facilities have the lowest margin of financial performance available for anybody else. So, as a REIT, we’ve grown primarily because of the ownership and leasing of facilities and that’s where our primary focus remains.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Thank you.

Operator

At this time, there are no further questions. And I would like to turn the conference back over to George Zoley for closing remarks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Okay. Thank you, everyone, for joining us on this call. We hope to address you on our third quarter conference call.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.